Exhibit (a)(1)(viii)
Subject and text of e-mail dated December 9, 2005 from William Collett, Treasurer, to all employees of Dreyer’s Grand Ice Cream Holdings, Inc. (“Dreyer’s”):
Information about the Commencement of the Put Period for Dreyer’s Class A
Callable Puttable Common Stock (“Class A Shares”)
The first period during which holders of Dreyer’s Class A shares have the right to require Dreyer’s to purchase their Class A Shares (the “Put Right”) began on December 1, 2005 and will end on January 13, 2006. All shareholders will receive a Notice of Put Right, which contains information about the Put Right, either by mail or through their broker. The Summary Term Sheet and Questions and Answers About the Put Right contained in the Notice of Put Right, and the complete Notice of Put Right, are now posted and linked on Scoopnet. The Notice of Put Right includes information for holders of Class A shares and information for employees who hold options to purchase Class A shares, employees who hold Class A shares through the Secured Stock Plan and participants in the Dreyer’s Stock Fund offered under the Savings Plan. We urge you to read all of the information that is contained in the Notice of Put Right before making any decision with respect to the Put Right. Contact information for questions is included in the Summary Term Sheet and the Notice of Put Right.
This communication is neither an offer nor a solicitation of an offer to sell Class A Shares. The availability of the Put Right is made only through the Notice of Put Right and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Class A Shares. The Put Right is not available to (nor will Class A Shares be accepted from or on behalf of) holders of Class A Shares in any jurisdiction in which the Put Right would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
THE NOTICE OF PUT RIGHT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE CAREFULLY READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE PUT RIGHT.